NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2020 Financial Results

Company reports diluted earnings per share of $0.43 for the quarter, affirms previously revised earnings guidance and announces a $0.60 per share quarterly dividend payable September 30, 2020

BUTTE, MT / SIOUX FALLS, SD - July 28, 2020 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the three months ended June 30, 2020.  Net income for the period was $21.5 million, or $0.43 per diluted share, as compared with net income of $47.7 million, or $0.94 per diluted share, for the same period in 2019. This decrease was primarily due to an income tax benefit in 2019, lower gross margin due to impacts of the COVID-19 pandemic in the second quarter of 2020, and higher depreciation expense, offset in part by a decrease in operating, general and administrative expenses.

“In this extraordinary time, our employees demonstrated their deep commitment to their communities, to our customers and to one another. We cannot take for granted that they kept energy flowing for the critical services on which we all depend. While working in new ways under challenging circumstances, they stayed on track with the ongoing work to maintain and improve our infrastructure. They volunteered time and donated resources to support our communities. They went the extra mile to help customers dealing with COVID-19, the economy, weather, and life’s ongoing challenges. They looked out for one another’s health, and for their safety. In fact, last week we celebrated a remarkable milestone - 365 days without a lost time incident within our operations group," said Bob Rowe, President and Chief Executive Officer. “On the earnings front, second quarter last year had a few items that significantly benefited earnings. While this quarter's earnings are behind last year, they were right in line with our updated COVID-impacted expectations. Additionally, we were able to deliver a significant portion of our planned annual expense reduction during the quarter, with the remainder expected to follow in the last half of the year, and we remain on track for our $400 million capital program."

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Revenues	$269,360	$270,719	$604,615	$654,939
Cost of sales	61,043	55,744	152,315	171,479
Gross Margin (1)	208,317	214,975	452,300	483,460

Operating, general and administrative expense	71,715	80,826	150,720	161,918
Property and other taxes	46,981	44,310	91,480	89,099
Depreciation and depletion	44,782	41,016	90,047	86,600
Total Operating Expenses (excl. Cost of sales)	163,478	166,152	332,247	337,617
Operating income	44,839	48,823	120,053	145,843
Interest expense, net	(24,287)	(23,511)	(48,621)	(47,301)
Other income (expense), net	224	124	(1,758)	1,273
Income before income taxes	20,776	25,436	69,674	99,815
Income tax benefit	718	22,226	2,524	20,653
Net Income	21,494	47,662	72,198	120,468
Basic Shares Outstanding	50,570	50,441	50,538	50,441
Earnings per Share - Basic	$0.43	$0.94	$1.43	$2.39
Diluted Shares Outstanding	50,639	50,775	50,613	50,744
Earnings per Share - Diluted	$0.43	$0.94	$1.43	$2.38

Dividends Declared per Common Share	$0.60	$0.575	$1.20	$1.15
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
Significant Items

COVID-19 Pandemic
We are one of many companies providing essential services during the national emergency related to the COVID-19 pandemic. Our level of service to our 734,800 customers remains uninterrupted. We implemented a comprehensive set of actions to help our customers, communities, and employees, while maintaining our commitments to provide reliable service and to continue to monitor and adapt our financial business plan for the evolving COVID-19 pandemic challenges. In March we voluntarily informed both our retail customers and state regulators that disconnections for non-payment would be temporarily suspended, and we have provided an incremental $400,000 in charitable contributions and aid to assist the communities we serve. Our CEO made an official declaration of emergency in accordance with our continuity of operations plan and emergency standard operating procedures, implementing an incident command structure that remains in effect. We have taken extra precautions for our employees who work in the field and for employees who continue to work in our facilities. This includes implementation of work from home policies, social-distancing protocols, face-covering directives, and travel restrictions where appropriate. Currently, we do not anticipate any employee layoffs and are continuing to hire for critical positions to maintain our high level of reliability and customer service. We continue to implement strong physical and cyber-security measures to enable our systems to remain functional to serve our operational needs with a remote workforce and to keep our company running to provide high quality service to our customers. We may resume disconnects for non-payment in the third quarter of 2020, depending on federal and state directives.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

In response to the COVID-19 pandemic, President Donald Trump signed into law the CARES Act on March 27, 2020. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. We evaluated the provisions of the CARES Act and do not anticipate the associated impacts, if any, will have a material effect on our financial position or liquidity.

2020 Outlook - During the second quarter of 2020, we experienced a decline in gross margin of approximately $3-$4 million related to the COVID-19 pandemic driven by a reduction in our commercial and industrial revenue, offset in part by an increase in usage by residential customers. We also experienced an increase in certain operating expenses including an increase in uncollectible accounts of approximately $3.1 million and interest expense of approximately $0.7 million. These were offset in part by cost control and reductions of approximately $2.8 million in medical costs, labor related to in home customer work limitations, and travel and training.

As a result of these impacts, we submitted accounting order requests in Montana and South Dakota to allow for the deferral in a regulatory asset of uncollectible accounts expense in excess of amounts currently recovered from customers. We expect the respective commissions to rule on these requests in 2020. If the accounting order requests are granted, approximately $2 million of uncollectible accounts expense as of June 30, 2020, would be deferred as a regulatory asset for future recovery.

COVID-19 continues to be an evolving situation and we expect to continue to experience impacts to our financial results going forward. In our service territories, ‘shelter in place’ or ‘stay at home’ orders and travel restrictions have been lifted. However, business curtailments continue and restrictions may be imposed again. There may also be material delays in scheduling proceedings and hearings, and in obtaining orders from federal and state courts and regulatory agencies; these delays could negatively affect us financially.

In addition, while we have not experienced significant supply chain challenges, so far, we continue to closely manage and monitor developments in our supply chain. We remain on track for our approximately $400 million capital investment as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019. However, the continued progression of and global response to the COVID-19 pandemic increases the risk of delays in construction activities and equipment deliveries related to our capital projects, including potential delays in obtaining permits from government agencies, resulting in a potential deferral of capital expenditures.

Given the rapid and evolving nature of the COVID-19 pandemic, the extent of any such impacts is uncertain. Further extension of the slowdown of the United States’ economic growth, demand for commodities and/or material changes in governmental policy may continue to result in lower economic growth with lower demand for electricity and natural gas, as well as the ability of various customers, contractors, suppliers and other business partners to fulfill their obligations. These impacts could have a material adverse effect on our results of operations, financial condition and prospects.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

Liquidity - We continue to maintain adequate liquidity to operate our business and fund our ongoing capital program. As of June 30, 2020, our total net liquidity was approximately $368.5 million, including $7.5 million of cash and $361.0 million of revolving credit facility availability. Our $400 million revolving credit facility, which expires December 12, 2021, contains an accordion feature that allows us to increase our liquidity another $25 million under certain conditions. We also have a $25 million credit facility that provides swing-line borrowing capability, which expires March 27, 2022.

During the second quarter of 2020, as a precautionary measure to increase our cash position and preserve financial flexibility in light of uncertainty in the markets, we accessed the capital markets in two transactions:
•On April 3, 2020, we entered into a $100 million 364-Day Term Loan Credit Agreement (Term Loan), with two of our relationship banks, and borrowed the full amount under the Term Loan. Borrowings from this facility allow us to meet our temporarily increased targeted minimum liquidity threshold of $200 million, up from our long-standing $100 million level; and
•On May 15, 2020, we issued $150 million principal amount 10-year, 3.21% first mortgage bonds.

As previously disclosed, we are contemplating an equity issuance in late 2020 or early 2021 to maintain and protect our current credit ratings in balance with our current capital expenditure plans. Potential business disruptions and deterioration of the capital markets stemming from the COVID-19 pandemic could delay our contemplated equity issuance into 2021.

Proposed Colstrip Unit 4 Capacity Acquisition
In February 2020, we filed an application with the Montana Public Service Commission (MPSC) for pre-approval to acquire Puget Sound Energy’s (Puget) 25% interest, 185 MW of generation, in Colstrip Unit 4 for one dollar. As part of the application, we sought approval to sell 90 MW of energy to Puget through a Power Purchase Agreement (PPA) for roughly five years at a price indexed to hourly prices at the Mid-Columbia power hub, with a price floor reflecting the recovery of fixed operating and maintenance costs and variable generation costs. Our application includes zero net effect on customer bills and proposes to establish a reserve fund with benefits from the PPA and market purchase savings. If approved, the reserve fund will be used to address environmental compliance, remediation and decommissioning costs associated with our existing 222 MW ownership interest in Colstrip Unit 4. Puget remains responsible for its presale 25% ownership share of all costs for remediation of existing environmental conditions and decommissioning regardless of the proposed acquisition or when Colstrip Unit 4 is retired.

Under the Ownership and Operation Agreement to which each of the Colstrip Units 3 and 4 co-owners are a party, each co-owner has a right of first refusal to purchase Puget’s interest. In April 2020, Talen provided notices of its exercise of its right of first refusal to acquire a proportionate share of Puget's interest in Colstrip Unit 4, which would reduce our proposed transaction to 92.5 MW, and the associated five-year PPA to Puget to 45 MW. We supplemented our application with the MPSC to reflect this development, but have not completed negotiations with Puget and Talen to revise the purchase and sale agreement. On July 14, 2020, the MPSC suspended the procedural order in the docket until a revised purchase and sale agreement is provided reflecting Talen’s exercise of its right of first refusal. After the updated agreement is provided, the parties and the MPSC will reestablish a procedural schedule.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

Should the MPSC decline to grant our application in all material respects, then we have the right, under the purchase and sale agreement with Puget, to terminate the transaction.

Colstrip Transmission System - We also entered into a separate agreement with Puget to acquire an additional 95 MW interest in the 500 kilovolt (kV) Colstrip Transmission System for net book value at the time of the sale. The net book value is expected to range between $2.5 million to $3.8 million. After the roughly 5-year power purchase agreement with Puget, we will have the option to acquire another 90 MW interest in the 500 kV Colstrip Transmission System for net book value at that time. These transmission acquisitions are conditioned upon approval and closing of the Colstrip Unit 4 acquisition. Talen, while not a co-owner of the Colstrip Transmission System, has claimed that its right of first refusal as to the Colstrip Unit 4 transaction extends to the separate transmission transaction and initiated arbitration under the Ownership and Operation Agreement. We disagree with Talen’s claim in this regard and will oppose Talen’s efforts to obtain an interest in the Colstrip Transmission System.

Electric Resource Planning - Montana
We are currently 630 MW short of our peak needs in Montana, which we procure in the market. We forecast that our portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. We issued an all-source competitive solicitation request in February 2020 for up to 280 MWs of peaking and flexible capacity to be available for commercial operation in early 2023. We expect the process will be repeated in subsequent years to provide a resource-adequate energy and capacity portfolio by 2025.

Initial bids from the February 2020, 280 MW competitive solicitation were submitted in July 2020. The bids will be evaluated by an independent party in the coming months, and we expect the successful project(s) to be selected and announced by the first quarter of 2021.

If the transaction with Puget and Talen for additional capacity, discussed above, is approved and we acquire 92.5 MW from Puget, we expect the transaction to reduce our need for capacity in future competitive solicitations by 85 MW based on resource adequacy requirements.

Significant Earnings Drivers

Revenues
Consolidated operating revenues for the three months ended June 30, 2020 were $269.3 million as compared with $270.8 million for the same period in 2019.
Consolidated operating revenues for the six months ended June 30, 2020 were $604.6 million as compared with $654.9 million for the same period in 2019.

Gross Margin
Consolidated gross margin for the three months ended June 30, 2020 was $208.3 million compared with $215.0 million for the same period in 2019. This $6.7 million decrease was a result of a $8.2 million decrease to items that have an impact on net income and $1.5 million increase to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income decreased $8.2 million, due to the following:

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

•$4.4 million reduction in the prior period of Montana electric supply costs due to changes in the associated statute;
•$3.3 million lower due to a less favorable adjustment of our electric QF liability (unrecoverable costs associated with PURPA contracts as a part of a 2002 stipulation with the MPSC and other parties) as compared with the same period in 2019 due to the combination of:
◦A net $1.1 million lower favorable adjustment due to actual price escalation, which was less than estimated ($2.2 million in the current period as compared with $3.3 million in the prior period); and
◦Higher costs of approximately $2.2 million, due to a $0.9 million reduction in costs for the adjustment to actual output and pricing for the current contract year as compared with a $3.1 million reduction in costs in the prior period.
•$0.5 million reduction resulting from lower demand to transmit energy across our transmission lines due to market conditions and pricing, including the closure of Colstrip units 1 and 2;
•$0.2 million lower due to a net decrease in electric retail volumes and commercial and industrial demand resulting from a decline of approximately $3-4 million related to the COVID-19 pandemic driven by a reduction in our commercial and industrial demand, offset in part by an increase in usage by residential customers. In addition, we had favorable customer growth and weather;
•$0.1 million decrease resulting from lower Montana natural gas rates associated with the annual step down for our Montana gas production assets; and
•$0.1 million decrease in other miscellaneous margin items.

These decreases were partly offset by a $0.4 million increase in Montana natural gas residential loads as a result of cooler spring weather and customer growth, offset in part by decreases in natural gas loads for our South Dakota and Nebraska jurisdictions as a result of warmer spring weather.

The change in consolidated gross margin for items that had no impact on net income represented a $1.5 million increase primarily due to the following:
•$2.1 million increase in revenues for property taxes included in trackers, offset by increased property tax expense;
•$0.5 million increase in revenues for operating costs included in trackers, offset by an increase in associated operating expense; and
•$1.1 million decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense.

Consolidated gross margin for the six months ended June 30, 2020 was $452.3 million compared with $483.4 million for the same period in 2019. This $31.1 million decrease was a result of a $30.3 million decrease to items that have an impact on net income and $0.8 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2020 were $71.7 million compared with $80.8 million for the same period in 2019. This $9.1 million decrease was a result of a $9.7 million decrease to items that have an impact on net

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

income and $0.6 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income decreased $9.7 million, including:
•$3.7 million lower employee benefit costs primarily due to a decrease in medical expense and employee incentive compensation expense. Medical savings includes approximately $0.9 million of reductions due to the COVID-19 pandemic;
•$2.6 million lower maintenance costs at our electric generation facilities;
•$1.8 million decreased labor costs including approximately $0.7 million of in home customer work limited due to the COVID-19 pandemic and more time being spent by employees on capital projects than maintenance projects (which are expensed);
•$1.2 million lower hazard tree line clearance costs. As previously disclosed, we finalized our plan to address hazard tree clearance in 2018 and accelerated the program in 2019. We expect costs in 2020 to reflect a normal level, which is lower than 2019;
•$1.2 million reduction in travel and training costs due to the impacts of the COVID-19 pandemic; and
•$2.3 million in other miscellaneous expense savings.
These decreases were partly offset by an increase in uncollectible accounts. In March 2020, we voluntarily suspended service disconnections for non-payment, to help customers who may be financially impacted by the COVID-19 pandemic.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income decreased $0.6 million primarily due to the following:
•$1.5 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;
•$0.5 million due to increased operating expenses included in trackers recovered through revenue; and
•$1.4 million lower due to the reduction in value of non-employee directors deferred compensation due to a decline in our stock price, offset in other income.

Consolidated operating, general and administrative expenses for the six months ended June 30, 2020 were $150.7 million compared with $161.9 million for the same period in 2019. This $11.2 million decrease was a result of a $7.9 million decrease to items that have an impact on net income and $3.3 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $47.0 million for the three months ended June 30, 2020, as compared with $44.3 million in the same period of 2019. This increase was due primarily to an increase in Montana state and local taxes offset in part by lower MPSC tax and invasive species tax. We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

Property and other taxes were $91.5 million for the six months ended June 30, 2020, as compared with $89.1 million in the same period of 2019.

Depreciation and Depletion Expense
Depreciation and depletion expense was $44.8 million for the three months ended June 30, 2020, as compared with $41.0 million in the same period of 2019. This increase was primarily due to a reduction in depreciation expense in the second quarter of 2019 as a result of our Montana electric rate case settlement, and to a lesser extent plant additions.

Depreciation and depletion expense was $90.0 million for the six months ended June 30, 2020, as compared with $86.6 million in the same period of 2019.

Operating Income
Consolidated operating income for the three months ended June 30, 2020 was $44.8 million as compared with $48.8 million in the same period of 2019. This decrease was primarily due to the decrease in gross margin and higher property tax and depreciation expense, offset in part by lower operating expenses, as discussed above.

Consolidated operating income for the six months ended June 30, 2020 was $120.1 million as compared with $145.8 million in the same period of 2019.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2020 was $24.3 million, as compared with $23.5 million in the same period of 2019, including approximately $0.7 million as a result of higher borrowings, in part as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of the uncertainty in the markets.

Consolidated interest expense for the six months ended June 30, 2020 was $48.6 million, as compared with $47.3 million in the same period of 2019.

Other Income
Consolidated other income was $0.2 million for the three months ended June 30, 2020 as compared to $0.1 million during the same period of 2019. This change includes a decrease in other pension expense of $1.5 million, partially offset by a $1.4 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation, both of which are offset in operating, general, and administrative expense with no impact to net income.

Consolidated other expense for the six months ended June 30, 2020, was $1.8 million, as compared with consolidated other income of $1.3 million in the same period of 2019.

Income Tax
Consolidated income tax benefit for the three months ended June 30, 2020 was $0.7 million as compared with income tax benefit of $22.2 million in the same period of 2019. Our effective tax rate for the three months ended June 30, 2020 was (3.5)% as compared with (87.4)% for the same period of 2019. We currently estimate effective tax rate to range between (5)% to 0% in 2020.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

(in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
Income Before Income Taxes	$20.8		$25.4		$69.7		$99.8

Income tax calculated at federal statutory rate	4.4	21.0%	5.3	21.0%	14.6	21.0%	21.0	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	—	—%	0.2	0.9%	—	0.1%	1.2	1.2%
Flow-through repairs deductions	(3.2)	(15.4)%	(2.1)	(8.5)%	(10.6)	(15.3)%	(10.1)	(10.1)%
Production tax credits	(1.7)	(8.5)%	(1.4)	(5.5)%	(5.3)	(7.7)%	(5.9)	(5.8)%
Share-based compensation	—	—%	—	—%	(0.6)	(0.9)%	0.2	0.2%
Amortization of excess deferred income tax	(0.2)	(0.7)%	(0.2)	(0.7)%	(0.5)	(0.7)%	(1.6)	(1.6)%
Plant and depreciation flow through items	0.1	0.3%	(0.6)	(2.6)%	0.2	0.3%	(2.2)	(2.2)%
Recognition of unrecognized tax benefit	—	—%	(23.2)	(91.2)%	—	—%	(22.8)	(22.9)%
Other, net	—	(0.2)%	(0.2)	(0.8)%	(0.3)	(0.4)%	(0.5)	(0.5)%
Subtotal	(5.1)	(24.5)%	(27.5)	(108.4)%	(17.1)	(24.6)%	(41.7)	(41.7)%

Income Tax Expense	$(0.7)	(3.5)%	$(22.2)	(87.4)%	$(2.5)	(3.6)%	$(20.7)	(20.7)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended June 30, 2020 was $21.5 million as compared with $47.7 million for the same period in 2019.

Consolidated net income for the six months ended June 30, 2020 was $72.2 million as compared with $120.5 million for the same period in 2019.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

Reconciliation of Primary Changes from 2019 to 2020

	Three Months Ended June 30,			Six Months Ended June 30,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS	Pretax Income	Net (1) Income	Diluted EPS
2019 reported	$25.4	$47.7	$0.94	$99.8	$120.5	$2.38
Gross Margin
Montana electric supply cost recovery	(4.4)	(3.3)	(0.07)	(2.7)	(2.0)	(0.03)
Electric QF liability	(3.3)	(2.5)	(0.05)	(3.3)	(2.5)	(0.05)
Electric transmission	(0.5)	(0.4)	(0.01)	(1.5)	(1.1)	(0.02)
Electric retail volumes and demand	(0.2)	(0.1)	—	(8.9)	(6.6)	(0.13)
Montana natural gas rates	(0.1)	(0.1)	—	(0.7)	(0.5)	(0.01)
Natural gas retail volumes	0.4	0.3	0.01	(8.0)	(6.0)	(0.12)
Montana electric rates	—	—	—	1.6	1.2	0.02
Other	(0.1)	(0.1)	—	(6.8)	(5.1)	(0.10)
Subtotal: Items impacting net income	(8.2)	(6.2)	(0.12)	(30.3)	(22.6)	(0.44)

Property taxes recovered in trackers	2.1	1.6	0.03	2.4	1.8	0.03
Operating expenses recovered in trackers	0.5	0.4	0.01	(0.2)	(0.1)	—
Production tax credits flowed-through trackers	(1.1)	(0.8)	(0.02)	(3.0)	(2.2)	(0.04)
Subtotal: Items not impacting net income	1.5	1.2	0.02	(0.8)	(0.5)	(0.01)

Total Gross Margin	(6.7)	(5.0)	(0.10)	(31.1)	(23.1)	(0.45)
OG&A Expense
Employee benefits	3.7	2.8	0.06	3.7	2.8	0.05
General maintenance	2.6	1.9	0.04	1.2	0.9	0.02
Labor	1.8	1.3	0.03	1.8	1.3	0.03
Hazard trees	1.2	0.9	0.02	1.2	0.9	0.02
Travel and training	1.2	0.9	0.02	1.2	0.9	0.02
Uncollectable accounts	(3.1)	(2.3)	(0.05)	(3.1)	(2.3)	(0.05)
Other miscellaneous expense	2.3	1.7	0.03	1.9	1.4	0.03
Subtotal: Items impacting net income	9.7	7.2	0.15	7.9	5.9	0.12

Pension and other postretirement benefits	(1.5)	(1.1)	(0.02)	(3.2)	(2.4)	(0.05)
Operating expenses recovered in trackers	(0.5)	(0.4)	—	0.2	0.1	—
Non-employee directors deferred compensation	1.4	1.0	0.02	6.3	4.7	0.09
Subtotal: Items not impacting net income	(0.6)	(0.5)	—	3.3	2.4	0.04

Total OG&A Expense	9.1	6.7	0.15	11.2	8.3	0.16
Other items
Property and other taxes	(2.7)	(2.0)	(0.04)	(2.4)	(1.8)	(0.04)
Depreciation and depletion expense	(3.8)	(2.8)	(0.06)	(3.4)	(2.5)	(0.05)
Interest expense	(0.8)	(0.6)	(0.01)	(1.3)	(1.0)	(0.02)
Other income & expense, net	0.2	0.1	—	(3.1)	(2.3)	(0.05)
Permanent & flow-through adjustments		(22.6)	(0.45)		(25.9)	(0.51)
Impact of higher share count & other	—	—	—	—	—	0.01
Total Other items	(7.1)	(27.9)	(0.56)	(10.2)	(33.5)	(0.66)

Total impact of above items	(4.6)	(26.2)	(0.51)	(30.1)	(48.3)	(0.95)

2020 reported	$20.8	$21.5	$0.43	$69.7	$72.2	$1.43

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

Liquidity and Capital Resources
As of June 30, 2020, our total net liquidity was approximately $368.5 million, including $7.5 million of cash and $361.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at June 30, 2019 of $110.0 million. Availability under our revolving credit facilities was $358 million as of July 24, 2020.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.60 per share payable September 30, 2020 to common shareholders of record as of September 15, 2020.

2020 Revised Earnings Guidance Affirmed
NorthWestern affirms its previously revised 2020 earnings guidance range of $3.30 - $3.45 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•COVID-19 related business slowdowns and closures in our service territory continue to ease during the third quarter and nearly fully recovered in the fourth quarter 2020;
•regulatory recovery of COVID-19 related uncollectable account expense;
•Normal weather for the remainder of the year in our electric and natural gas service territories;
•A consolidated income tax rate of approximately (5%) to 0% of pre-tax income; and
•Diluted shares outstanding of approximately 50.9 million.

Continued investment in our system to serve our customers and communities is expected to provide a targeted long-term 6%-9% total return to our investors through a combination of earnings growth and dividend yield.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our revised non-GAAP diluted earnings per share guidance of $3.30 - $3.45 for 2020 and final non-GAAP diluted earnings per share of $3.42 for 2019 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

(in millions, except EPS)

	Three Months Ended June 30, 2020
	Pre-tax Income	Net(1) Income	Diluted EPS
2020 Reported GAAP	20.8	21.5	0.43

Non-GAAP Adjustments:
Remove impact of favorable weather	(0.5)	(0.4)	(0.01)

2020 Adj. Non-GAAP	$20.3	$21.1	$0.42

				EPS Range to Meet Guidance
Six Months Ended June 30, 2020				Q3 - Q4 2020			Full Year 2020
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2020 Reported GAAP	$69.7	$72.2	$1.43	$1.82	to	$1.97	$3.25	to	$3.40

Non-GAAP Adjustments:
Remove impact of unfavorable weather	3.5	2.6	0.05				0.05		0.05

2020 Adj. Non-GAAP	$73.2	$74.8	$1.48	$1.82	to	$1.97	$3.30	to	$3.45

				Actual
Six Months Ended June 30, 2019				Q3 - Q4 2019			Full Year 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$99.8	$120.5	$2.38	$82.4	$81.6	$1.60	$182.2	$202.1	$3.98

Non-GAAP Adjustments:
Remove impact of (favorable) unfavorable weather	(13.7)	(10.2)	(0.20)	6.4	4.7	0.09	(7.3)	(5.5)	(0.11)
Remove impact of unrecognized income tax benefit	—	(22.8)	(0.45)	—	—	—	—	(22.8)	(0.45)

2019 Adj. Non-GAAP	$86.1	$87.5	$1.73	$88.8	$86.3	$1.69	$174.9	$173.8	$3.42

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Wednesday, July 29, 2020, at 3:00 p.m. Eastern time to review its financial results for the second quarter 2020.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/35626. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 734,800 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as

NorthWestern Reports Second Quarter 2020 Financial Results
July 28, 2020

an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the direct or indirect effects resulting from the recent outbreak of the novel coronavirus (COVID-19) pandemic on our revenue, our operations and our ability to complete construction projects;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:     Media Contact:
Travis Meyer (605) 978-2967     Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com    jodee.black@northwestern.com